Exhibit 99.1
COMMONWEALTH OF MASSACHUSETTS

SUFFOLK, ss	SUPERIOR COURT DEPARTMENT
BUSINESS LITIGATION SESSION

TEKMIRA PHARMACEUTICALS	)
CORPORATION and PROTIVA	)
BIOTHERAPEUTICS, INC,	)
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)
Plaintiffs/Counterclaim Defendants,	)
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)
v.	)	CIVIL ACTION NO: 11-1010-BLS2
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ALNYLAM PHARMACEUTICALS, INC.,	)
)
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Defendant/Counterclaim Plaintiff.	)
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)
ALNYLAM PHARMACEUTICALS, INC.’S
ANSWER, COUNTERCLAIM AND JURY DEMAND
     Alnylam Pharmaceuticals, Inc. (“Alnylam”) hereby responds to the meritless and unjustified allegations of “theft” and misconduct made in this Court by its research and development collaborators Tekmira Pharmaceuticals Corporation and Protiva Biotherapuetics, Inc. (collectively “Tekmira”). Although one would not know it from reading Tekmira’s Complaint, the relationship between Alnylam and Tekmira is governed by extensive and detailed contracts. Specific provisions in the contracts dictate the rights and responsibilities of the parties, including among other things, access to and use of confidential information, ownership and control of intellectual property, and financial terms. Tellingly, Tekmira barely even mentions the parties’ contractual agreements in its Complaint and instead uses its court filing to commence a public campaign of disparagement of Alnylam.
     Notwithstanding the parties’ productive scientific collaboration and their ongoing manufacturing relationship, Tekmira filed its Complaint without advance warning to Alnylam.

In so doing, Tekmira explicitly violated the confidential and non-public alternative dispute resolution procedures required under the parties’ agreements. To exacerbate matters, Tekmira immediately posted a copy of its complaint on its website making it readily accessible to the public, conducted an investor call in which its CEO unlawfully disparaged Alnylam by accusing it of “stealing” the plaintiffs’ technology, and issued a press release accusing Alnylam of “illegal conduct.” Tekmira’s allegations are without basis.
     Alnylam, based in Cambridge, Massachusetts, was founded in 2002 by leading medical researchers who were pioneers in the field of RNA interference (“RNAi”) technology. Since then, Alnylam has been a leader in the discovery and development of short interfering RNA (“siRNA”) that can be used to “silence” disease-causing genes. Alnylam is now conducting clinical trials in which its RNAi technology is being used to treat patients with liver cancer, respiratory viral infections and a terminal genetic disease called transthyretin amyloidosis. Alnylam is also conducting preclinical studies advancing the use of RNAi therapeutics for treatment of other serious conditions. Alnylam’s sole focus is bringing RNAi technology to the clinic and to patients and, in furtherance of that goal, the company has established and enjoys many collaborations with other leaders in the field including leading universities and major pharmaceutical companies. Alnylam’s industry-leading contributions to the advancement of RNAi therapeutics as a whole new class of innovative medicines have been recognized worldwide.
     Alnylam began collaborating with Protiva Biotherapeutics, Inc. (“Protiva”) as early as 2005. Protiva had developed a specific method of using lipid nanoparticles (LNP) that it branded as “SNALP” particles to deliver siRNA to the appropriate tissues in the body. The collaboration between the two companies was successful and culminated in the publication of a landmark study in the leading scientific journal Nature. See Zimmerman, et al., “RNAi mediated gene silencing in non-human primates,” Nature 441, 111-114 (May 2006). Alnylam and Protiva continued to work together, and in 2007 entered into a formal license and collaboration agreement. In 2007, Alnylam also entered into a license and collaboration agreement with Inex Pharmaceuticals Corp., another company working on lipid delivery systems for siRNA. At the time, Protiva and Inex were feuding over ownership of intellectual property rights related to the use of lipid nanoparticles to deliver siRNAs, including the SNALP technology.
     In a bid to keep the parties focused on scientific advancement, Alnylam worked hard to successfully align the high level interests of Protiva and Inex in 2008. Inex, which had changed its name to Tekmira Pharmaceuticals Corporation, merged with Protiva. Alnylam made a $5 million investment in the newly formed Tekmira and encouraged one of its pharmaceutical partners to do the same resulting in an additional $5 million investment. Protiva’s Chief Executive Officer and Chief Scientific Officer assumed control of the combined company in 2008.
     Notwithstanding Alnylam’s hopes that the newly combined company could now focus on advancing siRNA technology, the discord continued. In October 2008 and despite Alnylam’s protests as both a partner and a shareholder, Tekmira’s new management abruptly terminated the employment of several scientists who were originally employed by Inex and had invented important RNAi delivery technology licensed by Tekmira to Alnylam. Dismayed by the terminations and fearing the loss of access to the expertise of these individuals, Alnylam entered into consulting agreements with the scientists after they were terminated by Tekmira. These scientists went on to form a new company, AlCana, which worked closely with the University of British Columbia (“UBC”).

     Alnylam wished to continue working with the talented AlCana and UBC scientists, but was concerned that Tekmira’s new management would later claim an unjustified interest in the continued research or otherwise seek to interfere with the collaboration. As a result and in yet another bid to keep peace, in July 2009, Alnylam, Protiva, Tekmira, AlCana and UBC entered into a Supplemental Agreement explicitly addressing the parties’ respective rights and responsibilities with regard to the Alnylam-sponsored research at AlCana and UBC. Alnylam explicitly offered Tekmira the opportunity to broader rights to the inventions of the AlCana/UBC research program with joint funding of the effort, but Tekmira rejected the opportunity, expressing its view that new inventions would have limited value. Thus, while Alnylam granted Tekmira limited rights to use the new inventions for advancement of its internal research, Alnylam retained the exclusive rights to the AlCana inventions for use with RNAi technology, including the sole right to sublicense the technology in the RNAi field. Having decided back in 2009 not to support the second-generation research being done at AlCana, Tekmira now appears to be trying to reverse its decision.
     As a result of these events and the complex history of the various collaborations, several extensive and detailed agreements, which remain in effect today, outline the relationships between Alnylam, Tekmira, Protiva, AlCana and UBC. These agreements, all of which were heavily negotiated by these sophisticated parties and their legal counsel, govern nearly every aspect of the parties’ relationships, including how information is shared and used, ownership and control of intellectual property that results from the various collaborations, and financial terms. The agreements also contain confidentiality and dispute resolution provisions designed to permit the parties to resolve any disputes in a confidential forum—provisions blatantly breached by the plaintiffs in filing this suit.

     Alnylam has fully complied with its obligations under the parties’ agreements — agreements that Tekmira has benefitted from substantially. In addition to providing Tekmira with access to its pioneering siRNA technology, Alnylam has paid Tekmira more than $45 million pursuant to the agreements. Alnylam has also successfully introduced many pharmaceutical partners to Tekmira, fostering collaborations that brought funding and other resources to Tekmira. Indeed, as recently as January 10, 2011, with Alnylam’s approval, Tekmira issued a press release touting Alnylam-sponsored clinical trials as confirming the utility of Tekmira’s delivery technology.
     In light of the parties’ ongoing collaboration and the complex and detailed agreements governing the relationship, it is astonishing that Tekmira has filed a complaint that fails even to acknowledge that Alnylam obtained rights to Tekmira’s technology not by stealing it, but pursuant to agreements that resulted in substantial benefit to Tekmira. Notwithstanding the benefits it has received from the parties’ agreements, Tekmira has breached those agreements and also wrongfully claimed rights in and entitlement to technology that was the result of Alnylam’s independent development and innovation. Indeed, Tekmira’s allegations in this lawsuit are inconsistent with its own prior representations. For example, notwithstanding the inflammatory accusation that Alnylam “stole” MC3, Tekmira’s CEO previously acknowledged in writing Alnylam’s exclusive rights in MC3. See Exhibit 1 attached hereto, a true and accurate copy of a letter dated March 17, 2010 from Barry E. Greene, President and Chief Operating Officer of Alnylam Pharmaceuticals, Inc. to Mark Murray, President and Chief Executive Officer of Tekmira Pharmaceuticals Corporation.
     By engaging in a public campaign to impugn Alnylam’s reputation, Tekmira has once again demonstrated its preference for litigation over scientific collaboration and its willingness to abuse the judicial process at the expense of scientific development. Alnylam thus, by and through its undersigned counsel, submits the following Answer and Counterclaim:
ANSWER
NATURE OF ACTION
     1. Denied. Alnylam further states that as part of an ongoing collaboration, the parties entered into agreements governing the treatment of Tekmira’s confidential and proprietary information and that Alnylam has fully complied with those agreements.
PARTIES
     2. Admitted, upon information and belief.
     3. Admitted, upon information and belief.
     4. Admitted.
JURISDICTION AND VENUE
     5. Notwithstanding Tekmira’s failure to comply with the arbitration provisions set forth in various agreements governing the parties’ relationship, Alnylam does not contest the jurisdiction of this Court.
     6. Notwithstanding Tekmira’s failure to comply with the arbitration provisions set forth in various agreements governing the parties’ relationship, Alnylam does not contest the jurisdiction of this Court.
     7. Notwithstanding Tekmira’s failure to comply with the arbitration provisions set forth in various agreements governing the parties’ relationship, Alnylam does not contest venue in this Court.
BACKGROUND
     8. Admitted.
     9. Admitted.

     10. Denied. Tekmira’s description of the natural role of endogenous siRNA is inaccurate, and the reality is more complex than set forth in Paragraph 10 of the Complaint.
     11. Alnylam admits the first two sentences of Paragraph 11 of the Complaint but denies the remainder of Paragraph 11 to the extent it purports to allege that the successful development of siRNA delivery technology is more important than the siRNA itself, which is the active ingredient. Moreover, Paragraph 11 fails to acknowledge the use of siRNA in local administration applications that do not require the use of novel delivery systems.
     12. Admitted.
     13. Alnylam admits that Tekmira has been a leader in developing certain types of siRNA delivery technology that Tekmira describes as “SNALP” which is a subset of lipid nanoparticle or “LNP,” technology and that Tekmira’s SNALP technology (in combination with Alnylam’s RNAi technology) has been demonstrated to be effective in certain pre-clinical testing and early human trials. Alnylam denies the remaining allegations set forth in Paragraph 13 of the Complaint, and further states that Alnylam and others are developing RNAi therapeutics that have demonstrated promising results but do not use Tekmira’s SNALP technology.
     14. Alnylam admits that Tekmira has developed delivery technology that it refers to as “formulations,” but lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations set forth in Paragraph 14 of the Complaint.
     15. Alnylam admits that Tekmira has certain delivery technology that it claims to be confidential and proprietary. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations set forth in paragraph 15. Alnylam further states that Alnylam’s access to and use of Tekmira’s allegedly proprietary delivery technology is governed by the written agreements between the parties. Alnylam further states that Tekmira has published many papers and patent applications regarding its technology that have become a matter of public record.
     16. Alnylam admits that Alnylam began collaborating with Tekmira and Protiva before Tekmira acquired Protiva in March 2008 and that Alnylam continued collaborating with Tekmira after its acquisition of Protiva. Alnylam further admits that during the course of the collaboration, Tekmira disclosed certain information about its delivery technology to Alnylam pursuant to written agreements between the parties. Alnylam denies the remaining allegations set forth in paragraph 16, insofar as the written agreements speak for themselves and Tekmira’s characterizations of them are incorrect and incomplete.
     17. Alnylam denies each and every allegation set forth in paragraph 17 of the Complaint. Alnylam further states that Tekmira entered into agreements pursuant to which it agreed, for its own gain, to grant Alnylam access to its SNALP delivery technology.
     18. Alnylam denies each and every allegation set forth in paragraph 18 of the Complaint. Alnylam further states that Tekmira has not identified in paragraph 18 of the Complaint a single trade secret or piece of confidential information that is disclosed in any Alnylam patent application.
     19. Alnylam denies each and every allegation set forth in paragraph 19 of the Complaint. Alnylam further notes that Tekmira has not identified in paragraph 19 of the Complaint a single trade secret or piece of confidential information that it disclosed to any third party nor identified any third-party recipient of such information.
     20. Alnylam admits that it has developed novel siRNA delivery formulations and lipids, including LNPs, that can be obtained from Alnylam, and that it has informed current and potential partners of its novel siRNA delivery formulations, lipids, and LNPs. Alnylam denies the remaining allegations set forth in paragraph 20 of the Complaint.
     21. Alnylam denies each and every allegation set forth in paragraph 21 of the Complaint. Alnylam further states that the February 17, 2011 press release referenced in paragraph 21 of the complaint does not even mention the word “MC3.”
     22. Alnylam denies each and every allegation set forth in paragraph 22 of the Complaint.
     23. Alnylam denies each and every allegation set forth in paragraph 23 of the Complaint.
     24. Alnylam denies each and every allegation set forth in paragraph 24 of the Complaint. In further response to the allegations of paragraph 24, Alnylam states as follows:
•	written agreements between the parties authorize Alnylam to use Tekmira confidential information, and Tekmira has not alleged any breach of those agreements;

•	although the patent applications referenced in paragraph 24 of the Complaint were published no later than May 2010 (at least nine months before the filing of Tekmira’s complaint), Tekmira never invoked the dispute resolution process in the parties’ agreements to complain about any improper disclosures in those patent applications prior to filing the Complaint in this case;

•	the provisional patent application 61/185,800 directed to MC3, which was assigned to Alnylam and filed on June 10, 2009, was provided to Tekmira for review on August 7, 2009;

•	Tekmira and its CEO Mark Murray have acknowledged in written correspondence that Alnylam has exclusive rights to the patent covering MC3, including rights to sublicense. See Exhibit 1 hereto.
COUNT ONE
Common Law Misappropriation of Confidential and Proprietary Information
     25. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     26. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in paragraph 26.
     27. Alnylam denies each and every allegation set forth in paragraph 27 of the Complaint. In further response to the allegations set forth in paragraph 27 of the Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves.
     28. Alnylam denies each and every allegation set forth in paragraph 28 of the Complaint. In further response to the allegations set forth in paragraph 28 of the Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves.
     29. Alnylam denies each and every allegation set forth in paragraph 29 of the Complaint.
     30. Alnylam denies each and every allegation set forth in paragraph 30 of the Complaint.

     31. Alnylam denies each and every allegation set forth in paragraph 31 of the Complaint.
COUNT TWO
Misappropriation of Trade Secrets in Violation of M.G.L. ch. 93, §42
     32. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     33. Paragraph 33 states conclusions of law, as to which no response is required.
     34. Alnylam denies each and every allegation set forth in paragraph 34 of the Complaint. In further response to the allegations set forth in paragraph 34 of the Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves.
     35. Alnylam denies each and every allegation set forth in paragraph 35 of the Complaint. The parties entered into written agreements pursuant to which Alnylam was granted access to Tekmira’s information, and those agreements speak for themselves. In further response to the allegations set forth in paragraph 35 of the Complaint, Alnylam states that the parties entered into agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves.
     36. Alnylam denies each and every allegation set forth in paragraph 36 of the Complaint. In further response to the allegations set forth in paragraph 36 of the Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves.

     37. Alnylam denies each and every allegation set forth in paragraph 37 of the Complaint.
     38. Alnylam denies each and every allegation set forth in paragraph 38 of the Complaint.
     39. Alnylam denies each and every allegation set forth in paragraph 39 of the Complaint.
COUNT THREE
Unjust Enrichment
     40. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     41. Alnylam admits that in accordance with their agreements, Tekmira and Alnylam conferred benefit on each other in connection with the parties’ collaboration relationships, but denies the remaining allegations set forth in paragraph 41.
     42. Alnylam admits that in accordance with their agreements, the parties exchanged and used technology to further the collaboration but denies the remaining allegations set forth in paragraph 42.
     43. Alnylam denies each and every allegation set forth in paragraph 43 of the Complaint.
COUNT FOUR
Common Law Unfair Competition
     44. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     45. Alnylam denies each and every allegation set forth in paragraph 45 of the Complaint.

     46. Alnylam denies each and every allegation set forth in paragraph 46 of the Complaint.
     47. Alnylam denies each and every allegation set forth in paragraph 47 of the Complaint.
COUNT FIVE
False Advertising in Violation of M.G.L. ch. 266, § 91
     48. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     49. Alnylam denies each and every allegation set forth in paragraph 49 of the Complaint.
     50. Alnylam denies each and every allegation set forth in paragraph 50 of the Complaint.
COUNT SIX
Unfair and Deceptive Acts and Practices in Violation of M.G.L. ch. 93A
     51. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     52. Alnylam admits that it engaged in trade or commerce with Tekmira through its collaborations and contracts with TPC, Protiva, and the merged entity Tekmira.
     53. Alnylam denies each and every allegation set forth in paragraph 53 of the Complaint.
     54. Alnylam denies each and every allegation set forth in paragraph 54 of the Complaint.
     55. Alnylam denies each and every allegation set forth in paragraph 55 of the Complaint.

     56. Alnylam denies each and every allegation set forth in paragraph 56 of the Complaint.
     57. Except as otherwise set forth above, Alnylam denies each and every allegation set forth in the Complaint.
AFFIRMATIVE DEFENSES
FIRST AFFIRMATIVE DEFENSE
     58. Tekmira has failed to state claims upon which relief can be granted
SECOND AFFIRMATIVE DEFENSE
     59. Tekmira’s claims are wholly barred pursuant to the provisions of written agreements (Alnylam-Inex Sublicense Agreement dated January 8, 2007; Alnylam-Tekmira Agreement dated May 30, 2008; Alnylam-Protiva Agreement dated May 30, 2008; Alnylam- Tekmira-Protiva-UBC-AlCana Supplemental Agreement dated July 27, 2009; and Alnylam- Tekmira Manufacturing Agreement dated January 2, 2009) that granted Alnylam licenses and rights, inter alia, to: a) use Tekmira information in submissions to the FDA and in patent filings; b) convey information regarding Tekmira’s manufacturing process to third parties, including but not limited to Alnylam sublicensees; and c) exclusively use, license and sublicense RNAi delivery technology, including MC3.
THIRD AFFIRMATIVE DEFENSE
     60. Tekmira has waived any claim of entitlement to ownership of MC3 in an agreement to which it is a party.
FOURTH AFFIRMATIVE DEFENSE
     61. Tekmira has granted Alnylam a covenant not to sue on any contention that MC3 was misappropriated in an agreement to which it is a party.

FIFTH AFFIRMATIVE DEFENSE
     62. Tekmira has failed to state a claim upon which relief can be granted insofar as it has failed to identify any protectable trade secret or any improper disclosure or use of trade secrets.
SIXTH AFFIRMATIVE DEFENSE
     63. Tekmira is estopped by its own statements and conduct from asserting that Alnylam has misappropriated Tekmira’s trade secrets in patent applications.
SEVENTH AFFIRMATIVE DEFENSE
     64. Tekmira’s claims are barred on the grounds that the information Tekmira calls “trade secrets” or “confidential information” was in the public domain prior to any alleged improper disclosure by Alnylam.
EIGHTH AFFIRMATIVE DEFENSE
     65. Tekmira’s claims are barred by licenses granted to Alnylam.
NINTH AFFIRMATIVE DEFENSE
     66. Tekmira has not been injured in any manner as a result of any act of Alnylam.
TENTH AFFIRMATIVE DEFENSE
     67. Upon information and belief, Tekmira has failed to mitigate, minimize, or avoid any damages allegedly sustained.
ELEVENTH AFFIRMATIVE DEFENSE
     68. An adequate remedy at law exists for Tekmira’s equitable claims.
TWELFTH AFFIRMATIVE DEFENSE
     69. Tekmira’s equitable claims are barred by laches.
THIRTEENTH AFFIRMATIVE DEFENSE
     70. Tekmira’s claims are barred by lack of good faith.

FOURTEENTH AFFIRMATIVE DEFENSE
     71. Tekmira’s claims are barred by the doctrine of unclean hands.
RESERVATION OF DEFENSES
     72. To the extent Alnylam has not pleaded certain defenses, it reserves the right to add additional defenses pending further investigation and discovery.
COUNTERCLAIM
     Alnylam and Tekmira (including its wholly owned subsidiary Protiva) have been collaborating on the development of RNAi therapeutics since at least 2005. A series of agreements govern the parties’ collaboration including, but not limited to, the exchange of confidential information, the permitted use of information in regulatory submissions and patent filings, and the resolution of any disputes. Tekmira has falsely accused Alnylam of stealing technology even though it granted Alnylam rights to that technology under the parties’ various agreements. Tekmira’s actions not only violate the parties’ agreements, but also constitute violations of the common law and Massachusetts statutes.
PARTIES, JURISDICTION AND VENUE
     1. Defendant/plaintiff-on-counterclaim Alnylam Pharmaceuticals, Inc. (“Alnylam”), is a corporation organized and existing under the laws of the State of Delaware. Alnylam’s principal place of business is in Cambridge, Massachusetts.
     2. Upon information and belief, counterclaim defendant Tekmira Pharmaceuticals Corporation (“TPC”) is a corporation duly organized and existing under the laws of British Columbia, Canada and has its principal place of business in Burnaby, British Columbia.
     3. Upon information and belief, counterclaim defendant Protiva Biotherapeutics, Inc. (“Protiva”) is a corporation duly organized and existing under the laws of British Columbia,

Canada and has its principal place of business in Burnaby, British Columbia. Upon information and belief, Protiva is a wholly owned subsidiary of Tekmira.
     4. This Court has jurisdiction under M.G.L. c. 212, §§ 3, 4.
     5. Venue is proper in Business Litigation Session of Suffolk County because Plaintiffs’ Complaint has already been accepted and action is pending in that Court.
FACTUAL BACKGROUND
     6. Alnylam, founded in Cambridge, Massachusetts in 2002 by a group of leading medical researchers, is a pioneer in the field of RNAi technology and has been a leader in the discovery and development of short interfering RNA (“siRNA”) that can be used as novel medicines to “silence” disease-causing genes. The company and collaborators have published over 100 peer-reviewed papers in international scientific journals regarding its research efforts.
     7. Tekmira has developed a very specific method of delivering RNAi to the appropriate tissues in the body using what it branded “SNALP” technology. SNALP technology is a specific embodiment of lipid nanoparticle (“LNP”) technology that can be used for delivery of nucleic acid-based drugs, like siRNAs.
     8. As early as 2005, Alnylam and Tekmira’s wholly owned subsidiary Protiva began collaborating on the development of RNAi therapeutics. Alnylam contributed its expertise and intellectual property on siRNA (the active ingredient in an RNAi therapeutic), and Protiva contributed its expertise and intellectual property on the delivery technology known as SNALP. Although Alnylam offered to have Tekmira jointly fund this work, Alnylam ultimately funded the collaborative efforts at a time when Protiva had little capital and limited ability to raise additional capital. This collaboration has spanned an over six-year period in which the parties have made important scientific contributions and continues today even after Tekmira’s unjustified attack against Alnylam in Tekmira’s recently-filed suit.
     9. In 2007, Alnylam and Protiva entered into a license and collaboration agreement so that the two companies could continue their work together under specific agreements that govern the research activities and ensuing rights to inventions.
     10. In 2007, Alnylam also entered into a license and collaboration agreement with Inex Pharmaceuticals Corp., another company working on lipid delivery systems and LNPs for siRNA delivery. At the time, there was ongoing litigation between Protiva and Inex with regard to ownership of intellectual property relating to the so-called “SNALP” technology. There were also ongoing disputes between Protiva and other third parties regarding the ownership and use of intellectual property relating to the so-called “SNALP” technology.
     11. Alnylam successfully encouraged Protiva and Inex to cease fighting with each other and to combine. Indeed, Alnylam proactively met with members of the Protiva and Inex boards of directors to encourage a resolution, and further facilitated resolution through Alnylam’s willingness to relinquish certain important rights under prior agreements. In 2008, Inex, which by this point had changed its name to Tekmira Pharmaceuticals Corporation, merged with Protiva. Alnylam invested $5 million in the newly combined entity to help ensure its success and successfully lobbied an Alnylam pharmaceutical partner to make an additional $5 million investment as well.
     12. Following the acquisition, Protiva’s management assumed control of the combined company. In October 2008, the management of the newly formed Tekmira terminated the employment of several scientists who had originally been employed by Inex.

     13. Alnylam valued the expertise of those scientists and wished to continue collaborating with them. Alnylam entered into consulting agreements with the scientists. In addition, the scientists formed a new company, AlCana, which worked closely with leading scientists at the University of British Columbia (“UBC”).
     14. Alnylam was interested in continuing to work with the AlCana scientists and provide funding for their efforts, but was concerned that Tekmira would later claim an unjustified interest in the continued research or otherwise interfere with the relationship. As a result, Alnylam, Protiva, Tekmira, AlCana and UBC entered into a Supplemental Agreement explicitly addressing the parties’ respective rights and responsibilities with regard to the sponsored research at AlCana and UBC, including the disposition of technology arising out of that research.
     15. As a result of these events and the complex history of the various collaborations, extensive, detailed agreements were formed to govern the relationships between and among Alnylam, Tekmira, Protiva, AlCana and UBC. The agreements currently operative between the parties include the following: Alnylam-Inex Sublicense Agreement dated January 8, 2007; Alnylam-Tekmira Agreement dated May 30, 2008; Alnylam-Protiva Agreement dated May 30, 2008; Alnylam-Tekmira-Protiva-UBC-Alcana Supplemental Agreement dated July 27, 2009; and Alnylam-Tekmira Manufacturing Agreement dated January 2, 2009.1
     16. These agreements, all of which were heavily negotiated by the parties and their legal counsel, govern nearly every aspect of the parties’ relationships, including how information is to be shared and used, ownership and control of intellectual property that results from the various collaborations, and financial terms. For example, under these agreements, Alnylam has certain rights to, among other things, Tekmira’s SNALP technology, including rights to submit information to the FDA and in patent applications. The agreements also contain confidentiality and dispute resolution provisions designed to permit the parties to resolve any disputes in a confidential forum.
     17. During these collaborations, Alnylam has shared information and expertise with Tekmira and encouraged its partners to work with Tekmira in an effort to develop successful treatments for various life-threatening diseases. Scientists at Alnylam and Tekmira are co-authors on important scientific publications. In addition, Alnylam has consistently credited Tekmira as a collaborator of choice in development of SNALP and other LNP delivery systems, with mention of Tekmira as a collaborator in approximately 70 posters and public presentations. For example, more than 60 Alnylam press releases since 2007 explicitly mention Tekmira. An even larger number of Alnylam corporate presentations to investors explicitly highlight Tekmira as an Alnylam partner in SNALP and other LNP delivery systems. Moreover, it is only through clinical trials conducted by Alnylam that critical elements of Tekmira’s siRNA delivery technology have been validated in the clinic, and Alnylam has provided critical advice and counsel to Tekmira related to their pre-clinical and clinical development activities for their own products.
     18. In addition, Alnylam has made substantial payments to Tekmira, including upfront cash and milestone payments for use of Tekmira’s intellectual property, funding for Tekmira research, and funding for manufacturing services, including capital improvements. Payments made by Alnylam to Tekmira pursuant to the agreements exceed $45 million. Upon

[1]	Certain terms of the various agreements are confidential. By virtue of filing a public lawsuit in contravention of those agreements, Alnylam has no choice but to refer to the provisions that Tekmira has violated by virtue of its conduct.

information and belief, Alnylam has provided more than 50% of Tekmira’s operating income during the last three years.
     19. In contrast, Tekmira has sought to preclude Alnylam from obtaining the benefits of the agreements, including by interfering with Alnylam’s inclusion of information that is not owned or controlled by Tekmira in Alnylam patent submissions. Tekmira has also claimed confidentiality over information that is either in the public domain or to which Alnylam has contractual rights. Tekmira has also asserted an ownership interest in technology that was funded and/or independently developed by others including Alnylam.
     20. As set forth more fully below, Tekmira has also violated the parties’ agreements by failing to comply with the confidential dispute resolution procedures to which the parties agreed. Throughout the collaboration, Alnylam has acted in good faith to address any concerns raised by Tekmira. Yet, Tekmira did not attempt to address its current grievances pursuant to the explicit provisions of the parties’ agreements, and instead (without warning or notice to Alnylam) filed a public complaint, issued a press release, and held a conference call falsely accusing Alnylam of “theft” of trade secrets, all without acknowledging the parties’ extensive agreements. Indeed, where the initial dispute resolution procedure of the companies’ agreements requires a defined period of discussion between the company CEOs, Tekmira’s CEO’s last communication of any form with Alnylam’s CEO occurred over six months prior to the e-mail correspondence notifying Alnylam of the currently filed complaint. These actions have irreparably harmed Alnylam’s reputation with its collaborators and investors.
     21. In addition, and as set forth more fully below, Tekmira has also violated the parties’ agreements by misusing information provided by Alnylam during the parties’ collaboration and by interfering with Alnylam’s intellectual property rights.

     22. Specifically, Alnylam scientists were the first to invent the active ingredient in ALN-VSP, an siRNA that targets two key genes involved in the disease pathway of liver cancer, including kinesin spindle protein, also known as either “KSP” or “Eg5”, which is involved in cancer proliferation.
     23. In 2007, pursuant to the parties’ collaboration and Alnylam’s obligation to manufacture certain products at Tekmira, Alnylam provided Tekmira with confidential information concerning the active ingredients in ALN-VSP so that the companies could collaborate in developing a formulation of Alnylam’s ALN-VSP siRNA using Tekmira’s SNALP delivery technology. Specifically, Alnylam provided Tekmira with the 21-nucleotide sequence Alnylam used as the active ingredient in its ALN-VSP siRNA drug to target the Eg5 gene.
     24. In order to protect the ALN-VSP invention, Alnylam filed a series of patent applications covering ALN-VSP compositions and formulations as well as individual patent applications on individual components of ALN-VSP such as Eg5.
     25. Unbeknownst to Alnylam, Tekmira had filed its own patent application for the exact sequence which was present in Alnylam’s ALN-VSP.
     26. As a result of Tekmira’s improper actions, the US Patent Office has recently declared an interference between Alnylam’s issued ALN-VSP patent and the pending Tekmira application, the effect of which called into question the validity and/or enforceability of the Alnylam patent.
COUNT I
(Breach of Contract — Contractual Dispute Resolution and Confidentiality Provisions)
     27. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.

     28. The Alnylam-Tekmira Agreement and the Alnylam-Protiva Agreement contain dispute resolution procedures, requiring, inter alia, that disputes be confidentially discussed between the chief executive officers of the companies, and in the event that such disputes could not be resolved through such discussion, then such disputes were to be submitted to a confidential forum for resolution.
     29. Tekmira breached the alternative dispute resolution provisions of the agreements by falsely and publicly accusing Alnylam of violating the parties’ written agreements and by filing a lawsuit in a public forum, rather than pursuing its disputes in the private forums to which the parties had agreed.
     30. In addition the Alnylam-Tekmira Agreement, the Alnylam-Protiva Agreement, the Alnylam-Inex Sublicense Agreement and the Alnylam-Tekmira-Protiva-UBC-Alcana Supplemental Agreement all contain provisions designed to ensure the confidentiality of the parties’ relationship. For example, all of the agreements contain confidentiality provisions precluding unauthorized public disclosure of the terms of those agreements.
     31. Tekmira breached the confidentiality provisions of the agreements by falsely and publicly accusing Alnylam of violating the parties’ written agreements and by filing a lawsuit in a public forum, rather than pursuing its disputes in the private forums to which the parties had agreed.
     32. In violation of the parties’ agreements, Tekmira not only filed a complaint in this court but issued a press release repeating the allegations set forth in the complaint, posted the complaint on its website and held a call with investors characterizing the terms of the parties’ agreements in a misleading and inaccurate manner. For example, in a conference call held on the night the complaint was filed, Tekmira’s CEO stated as follows: “During the course of

Tekmira’s collaboration with Alnylam, we shared our confidential information with them under the protection of written agreements that restricted Alnylam’s right to use our confidential information and that strictly prohibited Alnylam from disclosing our confidential information to third parties without first obtaining our consent.” This statement was false and misleading and mischaracterized the parties’ rights and responsibilities under the applicable agreements.
     33. Tekmira’s public and false allegations violated the express confidentiality and alternative dispute resolution provisions of the parties’ agreements.
     34. As a direct result of Tekmira’s breach of the confidentiality and alternative dispute resolution provisions of the parties’ agreements, including its public mischaracterizations of the parties’ contractual rights and responsibilities, Alnylam’s reputation has been harmed. In addition, Alnylam has been forced to defend itself against Tekmira’s false accusations in a public forum even though the parties explicitly agreed that disputes should be resolved in confidential arbitration proceedings.
     35. As a direct and proximate cause of Tekmira’s breach of the confidentiality provisions, Alnylam has suffered and will continue to suffer damages.
COUNT II
(Defamation)
     36. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     37. Tekmira has publicly and falsely accused Alnylam of engaging in wrongdoing, including theft of trade secrets. After knowingly and willfully breaching the parties’ agreement that disputes be resolved in a confidential forum, Tekmira compounded its wrongdoing by publicly mischaracterizing the parties’ agreements and falsely alleging that Alnylam “stole” information to which it is contractually entitled under the terms of those parties’ agreements.

     38. For example, on March 16, 2011, the date this suit was filed, Tekmira issued a Press Release reporting the filing of its complaint in this action and falsely accusing Alnylam of “illegal conduct” including:
•	Repeatedly misappropriating confidential information, including trade secrets and other commercially valuable information from Tekmira;

•	Disclosing Tekmira’s step-by-step LNP formulation manufacturing instructions to at least one unnamed third-party collaborator;

•	Incorporating Tekmira’s confidential information into Alnylam’s patent filings and claiming ownership in direct violation of a licensing agreement between the two companies;

•	Willfully and knowingly misusing Tekmira’s confidential information for Alnylam’s own enrichment; and,

•	Engaging in other unfairly competitive, deceptive and misleading actions in their public disclosures such as claiming Tekmira’s technology as their own.
The press release on Tekmira’s website also provided a link to Tekmira’s complaint.
     39. On the night the complaint was filed, Tekmira’s Chief Executive Officer Mark Murray held an investor call during which he publicly and falsely accused Alnylam of engaging in illegal conduct. Mr. Murray’s false statements included the following:
•	Alnylam improperly used Tekmira confidential information for “its own internal purpose and to replicate a competing technology in ways that were unauthorized and without our consent”

•	“Alnylam repeatedly went so far as to use our proprietary delivery technology to apply for patents based on our confidential information, claiming as its own the very technology that it stole. This illegal activity continues today, as Alnylam continues to prosecute patent filings that use or are derived from our technology.”

•	Alnylam engaged in “gross wrong-doing”
     40. Tekmira’s actions, publicly mischaracterizing the nature of the parties’ collaboration agreements and falsely accusing Alnylam of illegal conduct, have caused harm to Alnylam’s reputation.

     41. Tekmira was at fault in making these statements.
     42. Tekmira’s false statements prejudiced Alnylam’s business.
COUNT III
(Breach of Covenant Not To Sue)
     43. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     44. In October 2008, following Tekmira’s acquisition of Protiva, the management of the newly formed company fired several scientists that had been involved in the discovery and development of groundbreaking RNAi delivery technologies.
     45. In 2009, those scientists founded a company called AlCana to continue their research. Some of those scientists were employed as consultants by Alnylam after they were fired by Tekmira and prior to the time AlCana was founded. AlCana was closely associated with the laboratory of Pieter Cullis, a professor at UBC, and a world leader in the field of lipid chemistry.
     46. In order to maximize the potential of RNAi therapeutics and in needed recognition of required advancements in the field of lipid nanoparticle delivery of siRNAs, Alnylam wanted to support AlCana and its scientific team. However, because of concerns regarding the status of AlCana employees as former Tekmira employees, Alnylam and AlCana negotiated an agreement with Tekmira governing the ownership and disposition of technology and intellectual property arising from the research that Alnylam sponsored at AlCana and UBC, including rights to any novel lipids.
     47. In order to avoid disputes and clarify the parties’ rights, Alnylam, Tekmira, Protiva, UBC, and AlCana entered into a Supplemental Agreement dated July 27, 2009 (“Supplemental Agreement”), which explicitly contemplated that the AlCana scientists would create novel lipids by performing work to optimize lipids that had originated at Tekmira and had been exclusively licensed to Alnylam. The agreement provided that some such novel lipids would be licensed to Alnylam through UBC and Tekmira, and certain other novel lipids would be assigned to Alnylam. In either case, Tekmira would have access to such lipids for use with respect to the products it was developing pursuant to a license to Alnylam’s RNAi technology.
     48. In the Supplemental Agreement, Tekmira waived all prohibitions and restrictions on the former Tekmira employees in connection with their performance of research to discover novel lipid formulations under the research plan agreed to by all parties and granted Alnylam, AlCana, UBC and the former Tekmira employees a covenant not to sue for any cause of action relating to such activities that arose out of their former employment with Tekmira.
     49. The MC3 lipid and certain derivatives were invented by the scientists who were fired from Tekmira and who formed AlCana, pursuant to research funded by Alnylam and with respect to certain MC3 derivatives, under a research plan agreed to by Alnylam, AlCana, UBC, Tekmira and Protiva. Pursuant to the Supplemental Agreement, all parties agreed to AlCana’s assignment to Alnylam of the MC3 lipid, to AlCana’s assignment to UBC of certain MC3 derivatives, and to the exclusive license back to Alnylam of such MC3 derivatives through UBC and Tekmira under the Alnylam-Inex Sublicense. Alnylam thus licenses MC3 to AlCana for certain pre-agreed uses and to Tekmira for limited uses. Indeed, Tekmira’s CEO (who signed Tekmira’s verified complaint) has acknowledged in writing that Alnylam has exclusive rights to MC3. See Exhibit 1 hereto.
     50. Tekmira’s suit against Alnylam and its claim of ownership with regard to MC3 therefore violates the Supplemental Agreement, including the provision granting Alnylam a covenant not to sue.

COUNT IV
(Breach of Patent Prosecution Cooperation and Non-Use Provisions)
     51. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     52. Alnylam scientists were the first to invent the active ingredient in ALN-VSP, an siRNA that targets two key genes involved in the disease pathway of liver cancer, including kinesin spindle protein, also known as either “KSP” or “Eg5”, which is involved in cancer proliferation.
     53. Pursuant to the parties’ collaboration and Alnylam’s obligation to manufacture certain products at Tekmira, Alnylam provided Tekmira with confidential information concerning the active ingredients in ALN-VSP so that the companies could collaborate in developing a formulation of Alnylam’s ALN-VSP siRNA using Tekmira’s SNALP delivery technology. Now in Phase I clinical trials, ALN-VSP is being used to treat patients with liver cancer.
     54. In order to protect the ALN-VSP invention, Alnylam filed a series of patent applications covering ALN-VSP compositions and formulations as well as individual patent applications on individual components of ALN-VSP such as Eg5.
     55. Pharmaceutical companies rely upon patents to protect their investment in expensive clinical development. For example, Alnylam’s ability to obtain a patent on the formulation of ALN-VSP that is currently being used in its clinical trials was an important aspect of its agreements with Tekmira. Thus, those agreements include provisions that grant to Alnylam the right to file patent applications covering such inventions and require the parties to cooperate in the filing and prosecution of patent applications covering formulations developed as a result of their collaboration. Those provisions permitted Alnylam to file patent applications to ALN-VSP formulations using Tekmira’s delivery technology.
     56. The application to the Eg5 component of ALN-VSP was filed on March 30, 2007 as U.S. Patent Application No. 11/694,215, assigned to Alnylam Europe AG (and subsequently to Alnylam), with David Bumcrot, Pamela Tan, Hans-Peter Vornlocher and Anke Geick as inventors. It issued on May 18, 2010 as United States Patent No. 7,718,629.
     57. On May 26, 2006, Tekmira filed a patent application in which it disclosed approximately 19,000 RNA sequences, each 21 nucleotides long, as potential components of a double stranded RNA molecule. The sequences would target one of three targets described in the Tekmira patent application, including Eg5. Upon information and belief, the sequences contained in Tekmira’s filing were the result of a mechanical exercise by Tekmira of parsing the publicly available gene sequence for Eg5 into 21 nucleotide segments rather than through any innovative research by Tekmira. This application contained in vitro data for a small subset of the Eg5 sequences.
     58. Normally, US patent applications are published approximately 18 months from the filing date of the first priority application. However, due to the actions of Tekmira through their agent, Townsend and Townsend and Crew (now Kilpatrick Townsend and Stockton), the Alnylam VSP patent application did not publish for nearly three years from the date it was filed.
     59. During this time, Alnylam freely shared details of ALN-VSP with Tekmira. In connection with the parties’ manufacturing agreement, Alnylam provided Tekmira with confidential information regarding the composition of ALN-VSP, including the 21-nucleotide sequence Alnylam used as the active ingredient in its ALN-VSP drug to target the Eg5 gene.

Extensive research and testing performed by Alnylam demonstrated the efficacy of the particular sequence.
     60. In response to a request from the US Patent Office related to their patent application, Tekmira was required to select one sequence to patent from the many thousand sequences disclosed in its patent application. Tekmira elected to patent the exact sequence present in Alnylam’s ALN-VSP drug, that was demonstrated by Alnylam to be particularly effective and which Tekmira could only know by virtue of its access to confidential information as part of their manufacturing agreement.
     61. Prior to receipt of Alnylam’s confidential information regarding the potency of Alnylam’s sequence, the Tekmira patent application contained no disclosure that would indicate the Eg5 sequence selected by Tekmira had properties superior to any of the other thousands of sequences disclosed in the Tekmira patent application. On the contrary, data disclosed in the Tekmira application indicated that the in vitro activity for other sequences was better. Thus, upon information and belief, Tekmira chose the specific 21-nucleotide Eg5 sequence discovered by Alnylam using the confidential information provided by Alnylam.
     62. As a result of Tekmira’s improper actions, the US Patent Office has declared an interference between the Alnylam’s issued ALN-VSP patent and the pending Tekmira application, the effect of which called into question the validity and/or enforceability of the Alnylam patent on one of its lead clinical programs.
     63. Tekmira’s actions thus violated the parties’ agreements, including provisions barring misuse of confidential information and provisions requiring that the parties cooperate on prosecution of patents directed to products upon which they are collaborating.

     64. Alnylam has only recently learned of the ALN-VSP patent interference and has only recently learned of Tekmira’s purported ownership interest, through the misappropriation of Alnylam confidential information, in Alnylam’s ALN-VSP product through the filing of Tekmira’s complaint.
     65. Alnylam has been harmed by virtue of Tekmira’s wrongful interference with Alnylam’s patent to its VSP product and Tekmira’s failure to comply with the patent prosecution and cooperation provisions of the parties’ agreement.
COUNT V
(Breach of Implied Covenant of Good Faith and Fair Dealing)
     66. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     67. The Alnylam-Tekmira Agreement and the Alnylam-Protiva Agreement are governed by Delaware law, and therefore contain an implied covenant of good faith and fair dealing.
     68. Tekmira has breached its covenant of good faith and fair dealing by, inter alia,
a)	failing to comply with the confidentiality and alternative dispute resolution provisions and instead falsely and publicly accusing its collaborator Alnylam of theft and illegal doing;

b)	interfering with Alnylam patents, including Alnylam’s patent to the VSP formulation of its product now in clinical trials;
     69. As a direct and proximate result of Tekmira’s breach of the implied covenant of good faith and fair dealing, Alnylam has suffered and will continue to suffer damages, including having to defend itself against false and public allegations and having to participate in patent office proceedings that result solely from Tekmira’s misuse of information it obtained as a result of its collaboration with Alnylam.

COUNT VI
(Violation of Chapter 93A)
     70. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     71. Tekmira is engaged in trade or commerce within the meaning of Mass. Gen. L. c. 93A.
     72. Tekmira’s acts and practices, including falsely and publicly accusing its collaborator Alnylam of theft and illegal doing and interference with patents that cover collaboration products, are unfair and deceptive within the meaning of Mass. Gen. L. c. 93A.
     73. Tekmira’s unfair and deceptive acts and practices occurred primarily and substantially within the Commonwealth of Massachusetts.
     74. As a direct and proximate result of Tekmira’s unfair and deceptive practices, Alnylam has suffered and will continue to suffer damages.
COUNT VII
(Violation of Mass. Gen. Law c. 231, § 6F)
     75. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     76. Tekmira’s lawsuit is wholly insubstantial, frivolous and not advanced in good faith.
PRAYER FOR RELIEF
     WHEREFORE, Alnylam respectfully requests entry of judgment in its favor and against Tekmira as follows:
          A. Dismissing Tekmira’s Complaint in its entirety, with prejudice;
          B. Entering judgment in favor of Alnylam;

C. Awarding Alnylam damages resulting from Tekmira’s breach of contract, violation of statutes and common law;
D. Entering a preliminary and permanent injunction enjoining and restraining Tekmira, and its officers, directors, agents, servants, employees, attorneys and all others acting under, by, or through them, directly or indirectly, from further prosecution of U.S. Patent Application
No. 11/807,872;
E. Entering a preliminary and permanent injunction enjoining and restraining Tekmira, and its officers, directors, agents, servants, employees, attorneys and all others acting under, by, or through them, directly or indirectly, from claiming any ownership in MC3 or ALN-VSP;
F. Awarding to Alnylam its costs, expenses, and reasonable attorneys’ fees incurred in this action; and,
G. Granting Alnylam such other and further relief as this Court may deem just and proper.
REQUEST FOR JURY TRIAL
Alnylam requests a trial by jury on all issues so triable.

Dated: April 6, 2011	Respectfully submitted, WILMER CUTLER PICKERING HALE AND DORR LLP
/s/ Lisa J. Pirozzolo
William F. Lee (BBO # 291960)
Robert D. Cultice (BBO # 108200)
Lisa J. Pirozzolo (BBO # 561922)
John J. Butts (BBO # 643201)
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Tel.: (617) 526-6000
Fax: (617) 526-5000
lisa.pirozzolo@wilmerhale.com

Attorneys for Defendant/Counterclaim Plaintiff
Alnylam Pharmaceuticals, Inc.

CERTIFICATE OF SERVICE
     I, Lisa J. Pirozzolo, hereby certify that a copy of the foregoing document has been served by email and/or by hand this 6th day of April 2011 upon the counsel of record for Plaintiffs/Counterclaim Defendants.

/s/ Lisa J. Pirozzolo
Lisa J. Pirozzolo, Esq.

Exhibit 1

March 17, 2010
Mark Murray
President and Chief Executive Officer
Tekmira Pharmaceuticals Corporation
100-3480 Gilmore Way
Burnaby, British Columbia
Canada V5G 4W7
Dear Mark,
     Congratulations on the new research collaboration with Pfizer announced on March 16, 2010. Thank you for taking the time to speak with Phil Chase about it. As we discussed, this deal looks like an important beginning for your collaboration and we wish you success. Obviously, we do not know the details of the work you plan to undertake with Pfizer. Accordingly, we would like to confirm that the work you plan to undertake with Pfizer is consistent with your agreements with Alnylam. In particular, we would like to confirm that your work with Pfizer will not include any of the lipids to which Alnylam has exclusive rights (subject to your license for specific targets), including XTC and MC3.
     If you are in agreement with the foregoing, please sign both copies of this letter and return one to me at your earliest convenience.

Sincerely,
/s/ Barry E. Greene
Barry E. Greene President and Chief Operating Officer

ACKNOWLEDGED AND AGREED TEKMIRA PHARMACEUTICALS CORPORATION
By:	/s/ Mark J. Murray
	Name:	Mark J. Murray
	Title:	President & CEO

300 Third Street • Cambridge MA, 02142 • main 617.551.8200 • fax 617.551.8101 • www.alnylam.com